Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

SENOMYX, INC.,

a Delaware corporation;

FIRMENICH INCORPORATED,

a Delaware corporation; and

SENTRY MERGER SUB, INC.,

a Delaware corporation

Dated as of September 16, 2018

3.25	Non-Contravention; Consents	29
3.26	Opinion of Financial Advisor	30
3.27	Financial Advisors	30
3.28	Confidentiality	30

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	30

4.1	Due Organization	30
4.2	Purchaser	30
4.3	Authority; Binding Nature of Agreement	31
4.4	Non-Contravention; Consents	31
4.5	Disclosure	31
4.6	Absence of Litigation	32
4.7	Funds	32
4.8	Ownership of Company Common Stock	32
4.9	Acknowledgement by Parent and Purchaser	32
4.10	Brokers and Other Advisors	33

SECTION 5.	CERTAIN COVENANTS OF THE COMPANY	33

5.1	Access and Investigation	33
5.2	Operation of the Company’s Business	34
5.3	No Solicitation	38

SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES	40

6.1	Company Board Recommendation	40
6.2	Filings, Consents and Approvals	42
6.3	Company Stock Options	44
6.4	Employee Benefits	45
6.5	Indemnification of Officers and Directors	46
6.6	Securityholder Litigation	48
6.7	Additional Agreements	48
6.8	Disclosure	48
6.9	Takeover Laws; Advice of Changes	49
6.10	Section 16 Matters	49
6.11	Rule 14d-10 Matters	49
6.12	Purchaser Stockholder Consent	50
6.13	Stock Exchange Delisting; Deregistration	50

SECTION 7.	CONDITIONS PRECEDENT TO THE MERGER	50

7.1	No Restraints	50
7.2	Consummation of Offer	50

SECTION 8.	TERMINATION	50

8.1	Termination	50
8.2	Effect of Termination	52
8.3	Expenses; Termination Fee	52

SECTION 9.	MISCELLANEOUS PROVISIONS	54

9.1	Amendment	54
9.2	Waiver	54
9.3	No Survival of Representations and Warranties	54
9.4	Entire Agreement; Counterparts	54
9.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	55
9.6	Assignability	56
9.7	No Third Party Beneficiaries	56
9.8	Notices	56
9.9	Severability	57
9.10	Obligation of Parent	57
9.11	Transfer Taxes	58
9.12	Construction	58

Exhibits and Schedules

Exhibit A	Certain Definitions
Exhibit B	Surviving Corporation Certificate of Incorporation
Exhibit C	Surviving Corporation Bylaws
Annex I	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 16, 2018, by and among: FIRMENICH INCORPORATED, a Delaware corporation (“Parent”); SENTRY MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and SENOMYX, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $1.50 per Share (such amount, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), subject to any applicable withholding Taxes deducted and withheld in accordance with Section 2.6(e), to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time shall be converted into the right to receive the Offer Price, in cash, without interest and subject to any applicable withholding Taxes deducted and withheld in accordance with Section 2.6(e), and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

D. The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

E. Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated following the Offer Acceptance Time as set forth herein.

F. As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into a tender and support agreement with Parent and

Purchaser (the “Support Agreement”) pursuant to which, among other things, each such stockholder has agreed to tender Shares (totaling, in the aggregate, approximately 2.52% of the outstanding Shares) to Purchaser in the Offer.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than fifteen Business Days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(e) and 1.2(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser and Parent expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the

Company) (the “Initial Expiration Date,” such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; and (B) periods of up to ten Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act, if applicable, shall have expired or been terminated; (iii) if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten Business Days per extension, to permit such Offer Condition to be satisfied; and (iv) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (e) of Annex I) have been satisfied or waived, at the written request of the Company, Purchaser shall extend the Offer on up to two occasions for an additional period of up to ten Business Days per such extension, to permit the Minimum Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the first Business Day immediately following the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Purchaser agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent, Purchaser and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments.

(f) Payment; Funds. On the terms specified herein and subject to the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, irrevocably accept for payment at the Offer Acceptance Time and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Offer Acceptance Time. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; it being understood that, for the avoidance of doubt, nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the day that the Offer is commenced, following the filing of the Schedule TO that forms a part of the Offer Documents, the Company shall (i) file with the SEC and disseminate to holders of Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that (A) unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), shall reflect the Company Board Recommendation and (B) includes the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Except if the Company Board effects a Company Adverse Change Recommendation, the Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) Stockholder Lists. The Company shall promptly furnish Parent with, or shall cause to be promptly furnished to Parent, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or, at Parent’s option, destroy) all copies and any extracts or summaries from such information then in their possession or control.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121, at 8:00 a.m., Eastern Time, on the same date as the Offer Acceptance Time except if (subject to Section 1.1(b)) the condition set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first Business Day on which the condition set forth in Section 7.1 is satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read in its entirety as set forth on Exhibit B;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read in their entirety as set forth on Exhibit C; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers of Purchaser as of the Effective Time. Each director of the Company immediately prior to the Effective Time shall execute and deliver a letter effectuating his or her resignation as a member of the Company Board to be effective as of the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Share held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Share held immediately prior to the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in Section 2.5(a)(i) and 2.5(a)(ii) (and subject to Section 2.5(b)), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any applicable withholding Taxes deducted and withheld in accordance with Section 2.6(e); and

(iv) each share of the common stock, $0.001 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; it being understood that, for the avoidance of doubt, nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.5. The paying agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. Prior to or promptly following the Offer Acceptance Time (but in any event on the same Business Day), Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the aggregate cash consideration payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the aggregate cash consideration payable pursuant to Section 2.5 (together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that such investments shall be (i) in obligations of or guaranteed by the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, or any combination of the foregoing, and in any such case, no such instrument shall have a maturity exceeding three months.

(b) Promptly after the Effective Time (but in no event later than five Business Days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger Consideration pursuant to Section 2.5 (i) a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent), or a customary agent’s message in respect of Book-Entry Shares, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable, and none of Parent, Purchaser and the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 2.6(b). Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c) At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to any Governmental Body pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as it is required to deduct or withhold therefrom under applicable Tax Legal Requirements; provided, however, that except for payments to current or former employees of the Company with respect to Company Options, before making any such deduction or withholding, Purchaser shall provide to the Company notice of any applicable payor’s intention to make such deduction or withholding and such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding and shall be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain reduction of or relief from such deduction or withholding from the applicable Governmental Body or execute and deliver to or file with such Governmental Body or Purchaser such affidavits, certificates and other documents to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body, and such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by such Certificate, or by a representative of that holder, claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent, Purchaser, the Surviving Corporation or any of their respective Affiliates with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable

Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, collectively, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such Shares; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Notwithstanding anything herein to the contrary, Parent and Purchaser shall have the right to participate in all negotiations and Legal Proceedings with respect to any such demands, and the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.

2.8 Treatment of Company Options.

(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Option that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such fully vested Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.8(b) (the “Option Consideration”). No holder of a Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

(b) As soon as reasonably practicable after the Effective Time (but no later than ten days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll the aggregate Option Consideration payable with respect to Company Options held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 2.6(e)); provided, however, that to the extent the holder of a Company Option did not receive such Company Option in the holder’s capacity as an employee of the Company for employment tax purposes, the Option Consideration payable pursuant to this Section 2.8 with respect to such Company Option shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6.

2.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 (other than, in the case of clause (c) of this paragraph, the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.22, 3.23, 3.24, 3.26 or 3.27 or in the first sentence of Section 3.5) is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty and (c) disclosure in the Company SEC Documents publicly filed prior to the date of this Agreement (provided that in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other cautionary or forward-looking statements in such Company SEC Documents be deemed to be an exception to or disclosure for the purposes of the Company’s representations and warranties contained in this Section 3)):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have a Material Adverse Effect.

(b) The Company does not have any Subsidiaries. The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company, including all amendments thereto, as in effect on the date hereof.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 120,000,000 Shares, of which 48,980,204 Shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 7,500,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the day immediately preceding the date of this Agreement. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act. There are no Company Contracts or, to the Knowledge of the Company, voting trusts with respect to the voting of any Shares. All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

(c) As of the close of business on the Reference Date: (i) 10,823,262 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; and (ii) 120,000 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Offer Price). As of the close of business on the Reference Date, the weighted average exercise price of the Company Options outstanding as of such date was $3.40 per Share. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options. Other than as set forth in this Section 3.3(c) and Section 3.3(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company. Part 3.3(c) of the Company Disclosure Schedule contains a true, correct and complete list, as of the close of business on the second Business Day immediately preceding the date of this Agreement, of (A) the name of each holder of Company Options, (B) the Company Equity Plan under which such Company Option was granted, (C) the number of Shares subject to each such outstanding

Company Option, (D) the vesting schedule of each such Company Option, (E) the exercise price of each such Company Option, and (F) whether each such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, to the extent applicable.

(d) Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interest in the Company; (ii) outstanding subscriptions, options, calls, warrants, rights or obligations (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights or obligations that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or other Contracts or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2017, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (any such documents filed since January 1, 2017 and at least two Business Days prior to the date of this Agreement, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (at least two Business Days prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document filed or furnished by the Company with the SEC since January 1, 2017.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the consolidated Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2017, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and, except as set forth in the Company SEC Documents, such assessment concluded that such controls were effective and, to the extent required by applicable Legal Requirements, the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2017. To the Knowledge of the Company, except as set forth in the Company SEC Documents, since January 1, 2017, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Since January 1, 2017, (i) the Company has not received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of applicable United States federal or state securities law, material breach of fiduciary duty arising under United States federal or state law or similar material violation of any United States federal or state law by the Company or its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(f) The Company is not a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(h) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) The information with respect to the Company that the Company furnishes to Parent or Purchaser specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(j) Notwithstanding Section 3.4(i), the Company makes no representation with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5 Absence of Changes. Since the date of the Balance Sheet, there has not been a Material Adverse Effect. Except as expressly contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement, (a) the Company has operated in all material respects in the ordinary course of business consistent with past practice (except for discussions, negotiations and transactions contemplated by this Agreement or other potential strategic transactions) and (b) the Company has not taken or failed to take any action that if taken or failed to have been taken after the date of this Agreement would have required Parent’s consent pursuant to Section 5.2.

3.6 Title to Assets. The Company has good and valid title to all material tangible assets owned by them, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet in the last Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC but excluding intellectual property which is covered by Section 3.8, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure has not had a Material Adverse Effect.

3.7 Real Property. The Company does not own any real property. Part 3.7 of the Company Disclosure Schedule contains a list, as of the date hereof, of all real property leased or subleased to the Company (the “Leased Real Property”), and all Company Leases (including all amendments or modifications thereto). The Company does not lease, sublease or license all or any portion of the Leased Real Property to any other Person. True, correct and complete copies of the Company Leases have been made available to Parent. Except as would not have a Material Adverse Effect, the Company holds a valid and existing leasehold interest in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the Company Leases. The Company has not received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, nor, to the Knowledge of the Company, does any such breach or default exist.

3.8 Intellectual Property.

(a) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not cause the loss or impairment of, or payment of any additional amounts with respect to, the Company’s ownership of or right to use or hold for use any Company IP as owned, used or held for use in the conduct of the Company’s business or operations as of the Closing Date. To the Knowledge of the Company, all required filings and fees related to the Registered IP that is listed on Part 3.8(c)(i) of the Company Disclosure Schedule have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars. Part 3.8(a) of the Company Disclosure Schedule identifies and describes each payment, filing or other action that, to the Knowledge of the Company as of the date of this Agreement, must be taken or made on or before the date that is 90 days after the date of this Agreement in order to maintain the Registered IP that is either owned by the Company or exclusively licensed by the Company where the Company is responsible for filing for, prosecuting and maintaining such licensed Registered IP in full force and effect. The Company has in its possession and control all existing documentation necessary in order for the Company to pay, file or take such action as identified and described on Part 3.8(a) of the Company Disclosure Schedule and in response to the foregoing sentence.

(b) The Company has not assigned or otherwise transferred ownership of, and is not obligated or required to assign or otherwise transfer ownership of, any material Company IP owned or purported to be owned by the Company, in whole or in part, to any other Person. No material Company IP owned or purported to be owned by the Company is owned, in whole or in part, by any customer of the Company or any other Person with which the Company has any vendor, supplier or other contractual relationship.

(c) Part 3.8(c)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all Registered IP owned or purported to be owned by the Company or exclusively licensed by the Company where the Company is responsible for filing for, prosecuting and maintaining such licensed Registered IP and identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application and patent or registration number and (iv) any other co-owners for each item of Registered IP owned in whole or in part by or exclusively licensed to the Company. To the Knowledge of the Company, each of the patents and patent applications included in the Registered IP listed on Part 3.8(c)(i) of the Company Disclosure Schedule properly identifies by name each and every inventor of the claims thereof as determined in accordance with applicable Legal Requirements of the United States. All Registered IP owned by the Company is subsisting and, to the Knowledge of the Company, all issued patents included in the Registered IP owned by the Company are valid and enforceable. Except as set forth in Part 3.8(c)(ii) of the Company Disclosure Schedule, no post-grant interference, opposition, reissue, review, reexamination or other post-grant proceeding of any nature is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Part 3.8(c)(i) of the Company Disclosure Schedule is being or has been contested or challenged.

(d) The Company owns and possesses (subject to any applicable Out-bound License) all right, title and interest in and to all material Company IP that the Company owns or purports to own (except as set forth under the “owner” column of Part 3.8(c)(i) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. No Company Associate or other Person (other than as disclosed on Part 3.8(c)(i) of the Company Disclosure Schedule) owns or has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP that the Company owns or purports to own (except as set forth under the “owner” column of Part 3.8(c)(i) of the Company Disclosure Schedule), and each Company Associate who is or was involved in the invention or creation or development of any Company IP that the Company owns or purports to own, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP.

(e) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, any Company IP owned or purported to be owned by the Company, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or license rights to such Company IP, or the right to receive royalties.

(f) Part 3.8(f) of the Company Disclosure Schedule sets forth each Contract pursuant to which (i) any material Intellectual Property Right has been licensed, sold, assigned or otherwise conveyed or provided to the Company or pursuant to which the Company has otherwise received or acquired any right in any material Intellectual Property Right, including a right to receive a license or be free from suit (other than agreements between the Company and its employees in the Company’s standard form thereof, material transfer agreements, and non-exclusive Off-the-Shelf Software, in each case, pursuant to standard form agreements or that are not otherwise material) (each an “In-bound License”) or (ii) any Person has been granted any license under, or otherwise has received or acquired any right or interest in or to (including a right to receive a license of), any material Company IP by the Company (other than (1) any material transfer agreement or contract research organization agreement, in each case pursuant to standard form agreements that are not otherwise material, (2) any Contract with independent contractors performing work for the Company in the ordinary course of business and which does not grant any continuing rights to such contractor to any Company IP or (3) any non-exclusive outbound license entered into in the ordinary course of business) (each an “Out-bound License”).

(g) Except as set forth on Part 3.8(g) of the Company Disclosure Schedule, (i) no product or service that the Company is currently selling or marketing, or has sold or marketed since January 1, 2016, infringes, misappropriates or otherwise violates any Intellectual Property Right of any other Person and, to the Knowledge of the Company, no use by a customer of a product or service that the Company is currently selling or marketing, or has sold or marketed since January 1, 2016, infringes, misappropriates or otherwise violates any Intellectual Property Right of any other Person; and (ii) to the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending and served (or, to the Knowledge of the Company, is being threatened in writing, or is pending and has not been served) against the Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or by the Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of the Company IP. Since January 1, 2016, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by the Company.

(h) The Company has taken reasonable security and other measures to protect the Company IP, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(i) The business systems of the Company are reasonably sufficient for the current needs of the business and operations of the Company, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The business systems of the Company are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the business and operations of the Company as currently conducted.

(j) There has been no unauthorized or improper access to, or use, theft or unintended or improper disclosure of, personal information or sensitive business information in the Company’s possession, custody or control, or any other intrusion or breach of security affecting any Company business systems, including any such event that requires notice to any third party. The Company has taken commercially reasonable actions, materially consistent with applicable industry practices, including implementation and maintenance of administrative, physical and technical controls, to protect the integrity and security of the business systems of the Company and the personal information and other sensitive business information stored thereon.

(k) The Company maintains commercially reasonable measures to provide for the backup, recovery and continuity of the business systems of the Company and the data and other information stored thereon.

(l) The Company is and has been in material compliance with all Data Security Requirements. No Person (including any Governmental Body) has commenced any Legal Proceeding relating to the Company’s information privacy or data security practices, including with respect to the collection, use, transfer, sharing, storage, or disposal of personal information maintained by or on behalf of the Company, or, to the Knowledge of the Company, threatened any such Legal Proceeding, or made any complaint, investigation, or inquiry relating to such practices.

(m) The Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(n) None of the Company IP is subject to any injunction, directive, order, decree, charge, consent, judgment, covenant not to sue, settlement, ruling or other disposition of dispute, in each case, that adversely materially restricts the use, transfer, registration or licensing of any such Company IP by the Company or otherwise adversely and materially affects the validity, scope, use, registrability or enforceability of any Company IP.

3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (other than any Company Contract underlying any Company Option that is in the Company’s standard form) constituting a Company Employee Agreement pursuant to which the Company is or may become obligated to (A) make any severance, termination or similar payment to any Company Associate or, to the Company’s Knowledge, any spouse or heir of any Company Associate, except for severance, termination or similar payments required by applicable Legal Requirements or that do not exceed $150,000 per beneficiary, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary, bonuses or commissions paid in the ordinary course of business consistent with past practice) in excess of $150,000 to any Company Associate or (C) grant or accelerate the vesting of, or otherwise modify, any Company Equity Award;

(ii) any Company Contract that is a settlement, conciliation or similar agreement with any Governmental Body and (A) pursuant to which the Company will be required after the date of this Agreement to make any payments or (B) that contains material obligations or limitations on the Company’s conduct that remain in effect;

(iii) any Company Contract (A) granting any covenant not to sue or otherwise limiting the freedom or right of the Company, in any material respect, to engage in any line of business, to make use of any material Company IP (or enforce any of its rights thereunder) or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or exclusivity obligations or restrictions or otherwise limiting the freedom or right of the Company to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iv) any Company Contract (A) under which aggregate payments in excess of $250,000 were made or required to be made by the Company during the fiscal year ending December 31, 2017 (other than any Company Employee Agreement) or (B) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2018 or in any single fiscal year thereafter and, in each case, cannot be cancelled by the Company without penalty or further payment without more than 30 days’ notice, excluding in each case licenses for Off-the-Shelf Software and Software-as-a-Service offerings and services agreements;

(v) any Company Contract (other than direct sales agreements entered into in the ordinary course of business and consistent with respect to the terms set forth in (A), (B) and (C) of this clause (v) and, in all other respects, materially consistent with the form previously made available to Parent) that contains terms relating to (A) the pricing or reimbursement terms for any Key Product, (B) the marketing or distribution of any Key Product, or (C) the purchase from the Company of any Key Product;

(vi) any Company Contract (or series of related Company Contracts) relating to any Indebtedness in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or the Company or subjecting to any Encumbrance (other than Permitted Encumbrances) any right or other asset or property of the Company;

(vii) any Company Contract constituting a joint venture, partnership, collaboration, limited liability corporation or other similar profit sharing arrangement;

(viii) any Company Contract that requires or permits the Company, or any successor, to, or acquirer of the Company, to make any payment to another person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(ix) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(x) any In-bound License and any Out-bound License;

(xi) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members of any of the foregoing (other than offer letters that can be terminated at will without severance obligations and Company Contracts evidencing Company Equity Awards);

(xiii) any Company Lease;

(xiv) any Company Contract that is a settlement, conciliation, or other similar agreement relating to any Legal Proceeding or threatened Legal Proceeding in respect of any Key Product;

(xv) any Company Contract that is a manufacturing or supply agreement for any Key Product, including any sole source supply agreements, or a collaboration agreement with respect to a Key Product;

(xvi) any Company Contract since January 1, 2017 that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) but excluding any material transfer agreements, clinical trial agreements and non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xvii) any Company Contract with any Governmental Body (A) set forth on Part 3.9(a)(xvii) of the Company Disclosure Schedule or (B) under which payments in excess of $1,000,000 were received by the Company in the most recently completed fiscal year or under which payments in excess of such amount are reasonably expected to be made in the current or any future fiscal year;

(xviii) any Company Contract that provides for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Company Contracts entered into in the ordinary course of business consistent with past practice; and

(xix) any hedging, swap, derivative or similar Company Contract.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material

Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither the Company nor, to the Knowledge of the Company, the other party thereto is in material breach of or material default under any Material Contract and, neither the Company, nor, to the Knowledge of the Company, the other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Company and, to the Knowledge of the Company, the other party thereto, a valid agreement, binding, and in full force and effect. To the Knowledge of the Company, each Material Contract is enforceable by the Company in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2018 through the date of this Agreement, the Company has not received any written notice regarding any material violation, breach or default under any Material Contract that has not since been cured. The Company has not waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

3.10 Liabilities. The Company does not have any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, whether or not of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) obligations of the Company to be performed after the date hereof under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice; (iv) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had a Material Adverse Effect.

3.11 Compliance with Legal Requirements. The Company is, and since January 1, 2016 the Company has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had a Material Adverse Effect and, since January 1, 2016 through the date of this Agreement, the Company has not been given written notice of, or been charged with, any unresolved violation of, any Legal Requirement, except, in each case, for any such violation that would not, individually or in the aggregate, have a Material Adverse Effect.

3.12 Regulatory Matters.

(a) The products set forth on Part 3.12(a) of the Company Disclosure Schedule are “Generally Recognized as Safe” (GRAS) within the meaning of the Federal Food Drug and Cosmetic Act, as amended (“FD&C Act”); and (ii) if so indicated on Part 3.12(a) of the Company Disclosure Schedule, have received favorable reviews from the WHO/FAO Joint Expert Committee on Food Additives (“JECFA”) and/or the European Commission (together with the FD&C Act and JECFA, the “Flavor Regulatory Agencies”), in the countries, as indicated on Part 3.12(a) of the Company Disclosure Schedule for the corresponding product.

(b) The Company has not received any written notice or other written communication from any Governmental Body regarding (i) any actual or alleged violation of, or failure to comply with, any material applicable Flavor Regulatory Agencies regulations, or (ii) any actual, or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

3.13 Certain Business Practices. Neither the Company, nor any of its directors, officers, or, to the Knowledge of the Company, other employees, representatives or agents (in each case, acting in the capacity of a director, officer, employee, representative or agent of or on behalf of, the Company within the meaning of the FCPA) has (i) used any funds (whether of the Company or otherwise) for contributions, gifts, entertainment or other expenses relating to political activity in violation of applicable Legal Requirements, (ii) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of applicable Legal Requirements or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since January 1, 2016 through the date of this Agreement, the Company has not received any written communication from a Governmental Body that alleges any of the foregoing.

3.14 Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect. The Governmental Authorizations held by the Company are, in all material respects, valid and in full force and effect. The Company is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

3.15 Tax Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Each Tax Return required to be filed by the Company with any Governmental Body has been timely filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are true, accurate and complete.

(b) The Company has duly and timely paid all Taxes due and payable by it (whether or not shown on any Tax Return), except for unpaid Taxes that do not in aggregate exceed $50,000. The Company has made adequate provision, in accordance with GAAP, for all unpaid Taxes not yet due and payable by it.

(c) The Company has (A) duly withheld and collected, and where required, timely remitted to the appropriate Governmental Body, all amounts required to be withheld or collected in respect of any payment made to or received from any employee, creditor, stockholder, customer or other third party, and (B) otherwise complied with all applicable Legal Requirements relating to the payment, collection, withholding and remittance of Taxes.

(d) There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than Encumbrances for Taxes not yet due and payable or Taxes that are being contested in good faith in appropriate proceedings and for which the Company has set aside or established adequate reserves or accruals in accordance with GAAP.

(e) The Company has not received written notice of any claim, audit, examination or other Legal Proceeding that is ongoing, pending or has been threatened in writing against or with respect to the Company in respect of any Tax or Tax Return, in each case that has not been resolved or settled in full.

(f) No written claim has been received by the Company from any Governmental Body in any jurisdiction in which the Company does not file Tax Returns or pay Taxes of a particular type that the Company is or may be required to file a Tax Return or subject to Tax of such type in such jurisdiction.

(g) The Company has neither waived any statute of limitations with respect to any Tax Return or any Taxes, nor been granted any extension of time with respect to the assessment, deficiency, or collection of any Tax, in each case, that is currently effective.

(h) No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company which deficiency has not been paid, settled or withdrawn, except for deficiencies that are being contested in good faith and in accordance with applicable Legal Requirements and for which adequate reserves have been recorded in accordance with GAAP on the financial statements of the Company included in the Company SEC Documents.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any analogous or similar provision of any state, local or foreign law) made prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of any state, local or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received prior to the Closing, or (v) election under Section 108(i) of the Code (or any analogous or similar provision of any state, local or foreign law) made prior to the Closing.

(j) The Company is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements with third parties entered into in the ordinary course of business, the principal purpose of which is not Tax). The Company (i) has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return, or any other affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign law), as a transferee or successor, or otherwise by operation of Legal Requirements.

(k) Within the past two years, the Company has been neither a “distributing corporation” nor a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.

(l) The Company did not “participate” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign law).

Notwithstanding anything to the contrary in the other provisions of this Agreement, this Section 3.15 and Section 3.16 (to the extent it relates to Taxes) contain the only representations and warranties by the Company with respect to Taxes in this Agreement.

3.16 Employee Matters; Benefit Plans.

(a) The employment of each of the Company’s employees is terminable by the Company at will.

(b) The Company is not party to, has no duty to bargain for, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company. Since January 1, 2016, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened relating to the employment or engagement of any Company Associate, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters, including charges of unfair labor practices or harassment complaints. Since January 1, 2016, the Company has complied in all material respects with all applicable Legal Requirements related to employment, including employment practices, wages, hours, worker classification and other terms and conditions of employment and other Legal Requirements in respect of any reduction in force.

(c) Part 3.16(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) all material correspondence to or from any Governmental Body relating to such Employee Plan.

(d) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six years maintained, contributed to, or been required to contribute to a plan subject to Section 302 or Title IV of ERISA or Code Sections 412 or 4971, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(e) Each of the Employee Plans that is intended to be qualified under Code Section 401(a) has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. All contributions or other amounts payable by the Company with respect to each Employee Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP.

(f) Except as set forth on Part 3.16(f) of the Company Disclosure Schedule and except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan.

(g) There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened by any Governmental Body or by any employee or beneficiary covered under any Employee Plan that involve any Employee Plan (except routine claims for benefits payable under the Employee Plans).

(h) Except as provided by Section 2.8(a), the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to severance pay or any other cash payment, in each case, in excess of $100,000, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any liability under any Employee Plan, (v) result in any “excess parachute payment” (within the meaning of Code Section 280G) becoming due to any current for former Company Associate, or (vi) limit or restrict the Company to merge, amend or terminate any Employee Plan.

(i) The Company is not a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Code Sections 409A or 4999 (or any corresponding provisions of state or local law relating to Tax).

3.17 Environmental Matters. (a) The Company is, and since July 1, 2013 has been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (b) there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Leased Real Property, (c) as of the date hereof, the Company has not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company relating to or arising under Environmental Laws, (d) to the Knowledge of the Company: (1) no Person has been exposed to any Hazardous Materials at a property or facility of the Company at levels in excess of applicable permissible exposure levels; and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company under any Environmental Law; (e) the Company has not assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property; and (f) to the Knowledge of the Company, the Leased Real Property does not contain any underground storage tanks.

3.18 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company. Except as would not have a Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

3.19 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending and served (or, to the Knowledge of the Company, pending and not served or threatened) against the Company or to the Knowledge of the Company, against any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Legal Proceedings that has not had a Material Adverse Effect.

(b) There is no order, writ, injunction or judgment to which the Company is subject that has had a Material Adverse Effect.

(c) To the Company’s Knowledge, as of the date hereof, no investigation or review by any Governmental Body with respect to the Company is pending or is being threatened, other than any investigations or reviews that have not had a Material Adverse Effect.

3.20 Customers and Suppliers. Part 3.20 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the top five customers (each a “Significant Customer”) of the Company (including any royalty payments or minimum annual royalties) since January 1, 2017. Part 3.20 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the top five suppliers (together with such other suppliers identified on Part 3.20 of the Company Disclosure Schedule, each a “Significant Supplier”) since January 1, 2017. Since January 1, 2018 through the date of this Agreement, no Significant Customer or Significant Supplier has (x) terminated, cancelled or failed to renew, or given the Company written or oral notice that references its intention to terminate, cancel or fail to renew, its business relationship with the Company (whether or not subject to a Contract); or (y) materially reduced, or given the Company written or oral notice that references its intention to materially reduce, its business dealings with the Company or any of its Affiliates.

3.21 Company Products.

(a) All products made, manufactured, distributed or sold by the Company or its employees or agents (the “Products” and each a “Product”) and, to the Knowledge of the Company, all of the Company’s suppliers’ products used in the manufacture of the Products (the “Supplier Products” and each a “Supplier Product”), have been designed, manufactured, sold, packaged, and labeled in material compliance with all applicable Legal Requirements.

(b) Since the date of the Balance Sheet, to the Company’s Knowledge, there has been no pattern of material defects in the design or manufacturing of any Product or Supplier Product. Since January 1, 2016, the Company has not received written notice of any alleged noncompliance with any applicable Legal Requirement or standard. Since January 1, 2016, neither the Company nor, to the Knowledge of the Company, any of its suppliers have filed or been required to file a notification, notice, announcement, report, or other similar action or filing with any Governmental Body or other organization concerning actual or potential hazards with respect to any Product or Supplier Product, by any other Governmental Body under any applicable Legal Requirement.

(c) The Company has delivered or made available to Parent or Parent’s Representatives copies of all material correspondences to and from Governmental Bodies regarding the Products received since January 1, 2016.

(d) Except to the extent reflected in the reserves for product warranties or product liabilities shown on the Balance Sheet, to the Company’s Knowledge, (A) all Products manufactured, sold, leased, or delivered by, and all services provided by, the Company (or, to the Knowledge of the Company, any Person acting on behalf of the Company) have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability for replacement or repair thereof or other damages in connection therewith and (B) to the Company’s Knowledge, the Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by, or any service provided by, the Company (or, to the Company’s Knowledge, any Person acting on behalf of the Company).

3.22 Authority; Binding Nature of Agreement. The Company has the corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has (a) determined that this Agreement and the

Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) agreed that the Agreement shall be subject to Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Parent pursuant to the Offer, which resolutions have not (unless the Company Board makes a Company Adverse Change Recommendation after the date hereof in accordance with Section 6.1(b)) been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies.

3.23 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are inapplicable to the execution, delivery and performance of this Agreement and the Support Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.24 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.25 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the rules and regulations of NASDAQ, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company; (b) cause a violation by the Company of any Legal Requirement or order applicable to the Company, or to which the Company is subject; (c) require any consent or notice under, conflict with, result in breach of, or constitute a default under, or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under (or give rise to any event that with or without notice or lapse of time or both would constitute a default under, or give rise to any such right under) any provision of any Material Contract; or (d) result in any Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of the Company, except, in the case of clause (b), for such violations that do not have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, to the Knowledge of the Company, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger or the other Transactions, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive have not had, individually or in the aggregate, a Material Adverse Effect.

3.26 Opinion of Financial Advisor. The Company Board (in such capacity) has received the oral opinion of Needham & Company, LLC as financial advisor to the Company, dated on or prior to the date of this Agreement, to the effect that, as of the date thereof and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than the Company, Parent or any wholly-owned Subsidiary of Parent and other than Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied upon by Parent or Purchaser. The Company shall deliver or make available to Parent solely for informational purposes an executed copy of the opinions as soon as practicable following the date of this Agreement.

3.27 Financial Advisors. Except for Needham & Company, LLC and Conexus Capital Advisors, Inc., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.28 Confidentiality. Prior to the date hereof, the Company delivered a written notice to each Person that entered into a confidentiality agreement commencing two years prior to the date hereof through March 1, 2018 in connection with a potential Acquisition Proposal (other than in connection with the potential license of assets in the ordinary course of business), requesting such Person to promptly return or destroy all confidential information concerning the Company.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except in the case of each of the foregoing clauses (a) through (c) as would not reasonably be expected to have a Parent Material Adverse Effect. Parent has either delivered or made available to the Company or the Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligations of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, except as such enforceability may be limited by (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Purchaser under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the

Schedule 14D-9 based upon information supplied to Parent or Purchaser by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

4.6 Absence of Litigation. There is no Legal Proceeding pending and served or, to the Knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect.

4.7 Funds. Parent will have at all times until the Closing cash resources in immediately available funds and in an amount sufficient to consummate the Transactions, evidence of which has been delivered to the Company.

4.8 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its

Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Legal Requirement or binding confidentiality agreement entered into prior to the date of this Agreement (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not contravene any applicable Legal Requirement or confidentiality agreement); provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines that doing so is reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated April 13, 2018, between the Company and Firmenich, SA (the

“Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the executive officer or other Person designated by the Company.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (A) as required or expressly contemplated under this Agreement or as required by applicable Legal Requirements, (B) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in Part 5.2(a) of the Company Disclosure Schedule, the Company shall conduct its business and operations in the ordinary course consistent with past practice and (ii) the Company shall promptly notify Parent of (A) any knowledge of the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving the Company that relates to the consummation of the Transactions. The Company shall, acting in the ordinary course of business, use commercially reasonable efforts to preserve intact the material components of the Company’s current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, Governmental Bodies and other material business relations; provided, however, that the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (x) as required or expressly contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (other than with respect to the actions contemplated by subsections (i), (ii), (iii), (vi), (vii), (xvii) or (xviii)) or (z) as set forth in Part 5.2(b) of the Company Disclosure Schedule, the Company shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions in the ordinary course of business, and at fair market value of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof that have been made available to Parent) to purchase or reacquire shares of Company Common Stock held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; or (2) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by the Company of (A) any capital stock, equity interest or other security of the Company, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, equity interest or other security of the Company or (C) any instrument convertible into, exchangeable for or settled in any capital stock, equity interest or other security of the Company (except that the Company may issue Shares as required to be issued upon the exercise of Company Options outstanding as of the date of this Agreement and except that the Company may issue Company Options with respect to not more than 50,000 Shares in the aggregate to new employees who were offered Company Options as part of offer letters that were executed prior to the date of this Agreement and made available to Parent prior to the date hereof);

(iv) (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) amend or waive any of its rights under, or accelerate the vesting, payment or lapse of restrictions under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (C) grant any Company Associate any increase in compensation, bonuses or severance, retention or other payments or benefits, or (D) pay or award, or commit to pay or award, any bonuses or incentive compensation (except that the Company: (i) may amend any Employee Plans to the extent required by applicable Legal Requirements; and (ii) may make annual or quarterly bonus or commission payments pursuant to existing plans and payments to employees);

(v) (A) enter into (1) any change-of-control agreement with any Company Associate or (2) any retention agreement with any Company Associate, (B) enter into any employment, severance or other agreement with any Company Associate (other than employment or consulting agreements with Company Associates hired or engaged pursuant to clause (C) below), (C) hire any employee or independent contractor with total annual compensation in excess of $100,000, or (D) terminate the employment or service of any employee or independent contractor with total annual compensation in excess of $100,000, other than for cause;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Company may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement (the “Capital Expense Budget”), which expenditures shall be in accordance with the categories set forth in the Capital Expense Budget; or (B) when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Capital Expense Budget, does not exceed $50,000 individually and $200,000 in the aggregate);

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) purchases of materials and other supplies and sales of inventory, in each case in the ordinary course of business consistent with past practice, (B) entering into non-exclusive license agreements of Intellectual Property Rights in the ordinary course of business, (C) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and (D) capital expenditures permitted by Section 5.2(b)(viii));

(x) amend in any respect or terminate any Company Lease or enter into any Contract for, or with respect to, the acquisition, lease or disposition of any real property;

(xi) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for capital leases and advances to employees and consultants for travel and other business-related expenses in the ordinary course of business of not more than $100,000 in the aggregate (excluding expenses incurred in connection with the Transactions) or otherwise reflected in the Company’s Capital Expense Budget;

(xii) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any non-exclusive license agreements of Intellectual Property Rights entered into in the ordinary course of business;

(xiii) (A) make or change any material Tax election, change an annual Tax accounting period or adopt or change any material method of Tax accounting, (B) settle or compromise any material Tax claim, liability, audit or assessment for an amount materially in excess of the amount reserved or accrued on the Balance Sheet, (C) file any amendment to any material Tax Returns or file claims for material Tax refunds, (D) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability, or (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company (other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of Taxes to prevent the assessment or collection of a Tax);

(xiv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions and (A) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $100,000 in the aggregate; (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under subsection “(A)” are not more than $100,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (C) that results in no obligation of the Company or the Company’s receipt of payment; provided that (x) the settlement of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or any of its directors relating to the Transactions or any breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.6, as applicable, and (y) this Section 5.2(b)(xv) shall not permit the Company to settle, release, waive or compromise any Legal Proceeding or claim that (I) provides for the grant to any third party of a license or other grant of rights to (or covenant not to sue with respect to) any Intellectual Property Rights or the splitting of any revenues in respect of any Product or (II) would impose any restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Company;

(xvi) enter into, amend or terminate any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xvii) adopt or implement any stockholder rights plan or similar arrangement;

(xviii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xix) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Legal Requirements;

(xx) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any insurance policy;

(xxi) initiate any new discovery program or undertake any new industrialization and/or manufacturing efforts; or

(xxii) authorize any of, or agree or commit to take, any of the actions described in Section 5.2(b)(i) through Section 5.2(b)(xxi).

Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent or any of its Representatives in accordance with this Agreement or otherwise prohibit the Company from complying with its obligations under this Agreement.

(b) The Company shall and shall direct their Representatives to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may have been heretofore ongoing with respect to an Acquisition Proposal. Except as otherwise expressly permitted by this Section 5.3, the Company shall not and shall not permit or allow their Representatives to (i) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) adopt, approve, endorse, recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (D) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents; or (ii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or (iii) resolve to do any of the foregoing. On the date hereof, the Company shall terminate access by any third Person who has made or could reasonably be expected to make an Acquisition Proposal (other than Parent and its Representatives and the Company’s Representatives) to any data room (virtual or actual) containing any confidential information of the Company. As soon as reasonably practicable after the date of this Agreement (and in any event within three Business Days of the date hereof), the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal since March 1, 2018 (other than in connection with the potential license of assets in the ordinary course of business), to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company.

(c) If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time the Company or any of its Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did not result from any material breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, (A) after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and (B) after consultation with the Company’s outside legal counsel, that the failure to take such action described in clauses (x) and (y) of this Section 5.3(c) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into as contemplated by this Section 5.3 promptly (and in any event within 24 hours) of the execution thereof.

(d) The Company shall (i) promptly (and in any event within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal (including any initial request for information concerning the Company from any Person or group with respect to an Acquisition Proposal) (an “Acquisition Inquiry”) are received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal or Acquisition Inquiry; (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal; (iii) keep Parent reasonably informed of any material developments, discussions or negotiations (including any amendments or proposed amendments to any material terms or conditions) regarding any Acquisition Proposal on a prompt basis; (iv) promptly provide Parent with copies of all material written materials related thereto, including written Acquisition Proposals, Acquisition Inquiries and proposed draft definitive agreements, as well as summaries of any material oral Acquisition Proposals or Acquisition Inquiries, in each case received by the Company or any of its Representatives, or that the Company or any of its Representatives delivers to any Person or group with respect to any Acquisition Proposal or Acquisition Inquiry; and (v) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal or Acquisition Inquiry.

(e) Nothing in this Section 5.3 or Section 6.1 shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.3(e) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except to the extent permitted by Section 6.1(b).

(f) The Company agrees that in the event any Representative of the Company takes any action that, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously made the Company Board Recommendation. Unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (A) with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or (B) requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3).

(b) At any time prior to accepting for payment for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i) if the Company has received a written bona fide Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 5.3) from any Person that has not been withdrawn and after consultation with the Company’s financial advisor and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation or (y) the Company may terminate this Agreement pursuant to Section 8.1(f) to enter into a Specified Agreement with respect to such Superior Offer, in each such case, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least four Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself constitute a Company Adverse Change Recommendation or termination of this Agreement); and (C) (1) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and all other information contemplated to be provided in accordance with Section 5.3(d), (2) the Company shall have given Parent the four Business Days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made the Company’s Representatives reasonably available to negotiate in good faith with Parent and its Representatives (and shall have negotiated in good faith with Parent and its Representatives, to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering any such proposals and the results of any such negotiations and giving effect to the proposals made by Parent, if any, (A) after consultation with the Company’s financial advisor and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and (B) after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not in and of itself require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1(b)(i). For the avoidance of doubt, the provisions of this Section 6.1(b)(i) shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment to any Acquisition Proposal, each of which will require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to four Business Days shall be deemed to be three Business Days; and

(ii) other than in connection with a Superior Offer (which shall be subject to Section 6.1(b)(i)), the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail in the Determination Notice, including the facts and circumstances that render a Company Adverse Change Recommendation necessary in the determination of the Company Board, (2) the Company shall have given Parent the four Business Days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made the Company’s Representatives reasonably available to negotiate in good faith with Parent and its Representatives (and shall have negotiated in good faith with Parent and its Representatives, to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering any such proposals and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, each of which will require a new Determination Notice, except that the references to four Business Days shall be deemed to be three Business Days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) Parties agree to use their respective reasonable best efforts to promptly take, and cause their respective Affiliates to use their respective reasonable best efforts take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act, if applicable, or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Date; provided, however, that nothing in this Agreement shall be construed to require any Party to take any action or agree to any terms which reasonably could be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

(c) Subject to the terms and conditions of this Agreement: (i) each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to) as soon as reasonably practicable make all filings and notifications as may be required to be made by such Party, if any, under the HSR Act, if applicable; and (ii) Parent shall make all filings and notifications as may be required under the HSR Act, if it may increase the purchase price of its Offer, such that a filing or notification under the HSR Act is required, within 10 Business Days of announcing such price increase (an “HSR Filing Event”).

(d) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, including providing the other Party with any information that may be necessary to prepare any such filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, copies of all filings, correspondence and/or submissions provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, provided, however, that materials provided pursuant to this provision may be redacted (1) as necessary to comply with contractual arrangements, and (2) as necessary to address reasonable privilege concerns or to redact information regarding valuation or negotiation strategy or confidential information not related to the Transactions or to review of the Transactions by a Government Body under Antitrust Law; (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each telephonic or in-person meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Purchaser shall pay all filing fees under the HSR Act and for filings required under foreign Antitrust Laws, if any, but the Company shall bear its own costs for the preparation of any such filings. No Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, pull and refile under the HSR Act, or other applicable Antitrust Laws, or agree not to consummate the Merger for any period of time, without the prior written consent of the other Parties.

(e) Prior to the Closing, Purchaser, Parent and the Company shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of any agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements, (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or (iii) otherwise materially delay or impede the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

6.3 Company Stock Options.

(a) Prior to the Offer Acceptance Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Options are outstanding or otherwise) to (i) provide for the treatment of the Company Options contemplated in Section 2.8, (ii) terminate each Company Equity Plan (except as otherwise agreed by Parent and a holder thereof) effective as of and contingent upon the Effective Time and (iii) cause, as of the Effective Time, each unexpired and unexercised Company Option then outstanding as of immediately prior to the Effective Time (and each plan, if any, under which any Company Option may be granted except, with respect to any such plan, as otherwise agreed by Parent and a holder thereof) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8.

(b) Prior to the Offer Acceptance Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to, contingent on the Effective Time, (i) ensure that no new Offering (as defined in the ESPP) shall be authorized or commenced on or after the date of this Agreement and (ii) with respect to each Offering in existence under the ESPP on the date of this Agreement, cause the last Business Day prior to the Offer Acceptance Time as the last day of such Offering and the final Purchase Date (as defined in the ESPP) of the then-current purchase period under such Offering and use the ESPP participants’ accumulated contributions to purchase shares under the ESPP on such date, and by making such other pro-rata adjustments as may be necessary to reflect the shortened Offering and shortened purchase period but otherwise treating such shortened Offering and purchase period as fully effective and completed for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Offer Acceptance Time, contingent upon the Effective Time. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

6.4 Employee Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such one year period (each, a “Continuing Employee”) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, each of which is no less favorable than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, and commission opportunities and benefits (including severance benefits and other employee benefits) that are substantially comparable in the aggregate to the commission opportunities and benefits (including severance benefits and other employee benefits) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s and/or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent and/or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date, provided, that the foregoing shall not result in the duplication of benefits or to benefit accrual under any pension plan.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(c) To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.

(d) If requested by Parent in writing at least five Business Days prior to the Offer Acceptance Time, the Company shall cause any 401(k) plan sponsored or maintained by the

Company (each, a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Offer Acceptance Time and contingent upon the Closing. If Parent requests that any Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two days immediately preceding the Offer Acceptance Time.

(e) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or, subject to the terms of this Section 6.4, shall interfere or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing as of the date hereof in favor of those Persons who are directors and officers of the Company as of the date of this Agreement or have been directors and officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 20 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, (i) the Surviving Corporation shall maintain, and Parent shall cause Surviving Corporation to maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy, or (ii) at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the policy of the Company in effect as of the date hereof, with such “tail” policy to be effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. The Company shall promptly notify Parent of any Legal Proceedings against the Company and/or any of its directors or officers relating to the Transactions and shall keep Parent apprised on a prompt basis of any material developments with respect to any such Legal Proceedings. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Legal Proceedings (and the Company shall in good faith take such comments and other advice into account), and the right to consult in the defense and on any settlement with respect to any such Legal Proceeding, and the Company shall in good faith take such consultation into account. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company.

6.7 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions, (ii) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). (a) Each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e); and (d) no Party shall be required to consult with any other Party in connection with such portion of any press release, public statement or filing to be issued with respect to any Acquisition Proposal in the public domain or Company Adverse Change Recommendation (provided that nothing in this Section 6.8 limits or otherwise modifies the Company’s obligations under Section 5.3 or 6.1).

6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had any Material Adverse Effect with respect to it or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (A) has had or would reasonably be expected to have a Parent Material Adverse Effect or (B) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.9(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation hereunder.

6.10 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Options in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.

6.12 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger; provided, however, that no Party shall be permitted to invoke this Section 7.1 unless it shall have taken all actions required under this Agreement to have any such order lifted.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if the Offer (as may be extended in accordance with this Agreement) shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is primarily caused by a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of Shares pursuant to the Offer;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten Business Days after Parent so requests in writing if no Acquisition Proposal has been publicly announced (or within five Business Days after public announcement of any Acquisition Proposal (other than a tender offer or exchange offer)), provided that, Parent may only make such request once every 30 days if no Acquisition Proposal has been publicly announced (or no more than once with respect to any Acquisition Proposal that has been publicly announced (but provided, further that each time a Determination Notice is delivered Parent shall be entitled to make a new such request)); or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten Business Days of the commencement of such tender offer or exchange offer;

(e) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior 5 p.m. Eastern Time on January 14, 2019 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Offer Acceptance Time to occur prior to the End Date was primarily caused by the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); provided that the Company (i) has complied in all material respects with the requirements of Section 5.3 and Section 6.1 with respect to such Superior Offer and (ii) concurrently with (and as a condition) to such termination, the Company shall have paid the Termination Fee to Parent or its designee;

(g) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)”, or if the condition set forth in clause “(e)”, of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date Parent gives the Company written notice of such breach or failure to perform or non-satisfaction; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section

8.1(g) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder such that the Company could terminate this Agreement pursuant to Section 8.1(h);

(h) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions when required pursuant to this Agreement and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder such that Parent could terminate this Agreement pursuant to Section 8.1(g); or

(i) by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) or if Purchaser shall have failed to accept for payment and pay for all Shares validly tendered (and not validly withdrawn) promptly following the expiration of the Offer (as may be extended in accordance with this Agreement) in accordance with Section 1.1(f).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of Section 8.1 pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach prior to such termination. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 8.1(d));

(iii) (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e) (but, in the case of a termination by the Company, only if at the time this Agreement is terminated (1) Parent had the right to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(g) or (2) there has been a breach or failure to perform that could have given rise, with notice or the passage of time, to the right to terminate this Agreement pursuant to Section 8.1(g)) or Section 8.1(g), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless publicly withdrawn prior to such termination) and (C) within 12 months of such termination the Company shall have (x) consummated an Acquisition Proposal or (y) entered into a definitive agreement with respect to an Acquisition Proposal, which transactions contemplated thereby are subsequently consummated (provided that for purposes of this clause (C), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “90%”); or

(iv) this Agreement is terminated by Parent pursuant to Section 8.1(g) with respect to a Willful Breach of Section 5.3 by the Company or any of its Representatives;

then, in any such event under clause “(i)”, “(ii)”, “(iii)” or “(iv)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), concurrently with (and as a condition to) such termination, (y) in the case of Section 8.3(b)(ii) or Section 8.3(b)(iv), within two Business Days after such termination or (z) in the case of Section 8.3(b)(iii), concurrently with the consummation of the Acquisition Proposal referred to in subclause (C) of Section 8.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $3,000,000. In the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to this Section 8.3(b) and any payments pursuant to Section 8.3(d), the receipt of the Termination Fee and any payments pursuant to Section 8.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of Parent or Purchaser under Section 9.5(b) or in the case of common law fraud or Willful Breach.

(c) In the event that the Termination Fee and any payments pursuant to Section 8.3(d) are paid to Parent or its designee in circumstances for which the Termination Fee is payable pursuant to Section 8.3(b), such payment from the Company of the Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates

(collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 8.3(c) shall limit the rights of Parent or Purchaser under Section 9.5(b) or in the case of common law fraud or Willful Breach.

(d) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at a rate equal to the prime rate as published in the Wall Street Journal on the date such payment was required to be made, with such interest accruing on such amount from the date such payment was required to be made through the date such payment was actually received by Parent or its designee.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Offer Acceptance Time, subject to Section 6.5(e), this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement, the Support Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect (other than the standstill provisions thereof, which shall terminate upon the execution of this Agreement);

provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Subject to Section 9.5(c), in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by Legal Proceeding on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, in each case except for: (i) if the Offer Acceptance Time occurs, the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, in accordance with the terms of this Agreement, and if the Effective Time occurs, the right of the holders of Company Options to receive the Option Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 6.5 of this Agreement for the benefit of the Indemnified Persons; and (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c).

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Purchaser (or following the Effective Time, the Company):

c/o Firmenich Incorporated

Attn: Jan Call

PO Box 5880

Princeton, NJ 08543

Email: jan.call@firmenich.com

with a copy to (which shall not constitute notice):

Duane Morris LLP

Attn: Darrick M. Mix and Chad J. Rubin

30 S. 17th Street

Philadelphia, PA 19103

Email: dmix@duanemorris.com; crubin@duanemorris.com

if to the Company (prior to the Effective Time):

Senomyx, Inc.

Attn: John Poyhonen

4767 Nexus Center

San Diego, CA 92121

Email: John.Poyhonen@senomyx.com

with a copy to (which shall not constitute notice):

Cooley LLP

Attn: Rama Padmanabhan and Charles Bair

4401 Eastgate Mall

San Diego, CA 92121

Email: rama@cooley.com; cbair@cooley.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Transfer Taxes. Except as expressly provided in Section 2.6(b) or the Offer Documents, any documentary, transfer registration and similar Taxes (not including, for the absence of doubt, any withholding, income or capital gain Taxes or any other Taxes imposed on or measured by reference to income or gains, however collected) imposed under the Tax Legal Requirements of the United States or any state thereof on the transfer of Shares pursuant to the Offer or the Merger shall be paid by Parent, Purchaser and the Company when due.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “cash,” “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

(g) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean uploaded to and made available to Parent, Purchaser and their respective Representatives in complete and unredacted form no later than the close of business on the date prior to the date hereof in the online data room hosted on behalf of the Company by Intralinks under the name “Project Syrah”.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SENOMYX, INC.

By: /s/ John Poyhonen
Name: John Poyhonen
Title: President, Chief Executive Officer and Director

FIRMENICH INCORPORATED

By: /s/ Matthew Furner
Name: Matthew Furner
Title: President, North America

By: /s/ Douglas Lucht
Name: Douglas Lucht
Title: Vice President - Finance

SENTRY MERGER SUB, INC.

By: /s/ Matthew Furner
Name: Matthew Furner
Title: President

By: /s/ Douglas Lucht
Name: Douglas Lucht
Title: Vice President - Finance

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquisition Inquiry. “Acquisition Inquiry” is defined in Section 5.3(d) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any (a) acquisition, lease, exchange, transfer or other disposition or license of assets of the Company with a fair market value equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding Shares or other voting or equity securities of the Company, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or other voting or equity securities of the Company or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or other voting or equity securities of the Company, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Capital Expense Budget. “Capital Expense Budget” is defined in Section 5.2(b)(viii) of the Agreement.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change in Circumstance. “Change in Circumstance” shall mean any event or development or change in circumstances with respect to the Company that (a) occurs after the date hereof and was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of the Agreement, (b) does not relate to an Acquisition Proposal, and (c) has a material effect on the Company; provided, however, in no event shall the following events, developments or changes in circumstances constitute a Change in Circumstance: (i) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates, (ii) any change in the market price or trading volume of the Company’s Common Stock; (iii) the fact that the Company meets or exceeds internal or analysts’ expectations or projections or the results of operations of the Company; (iv) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (v) any change in any Legal Requirement or GAAP (or authoritative interpretations of any Legal Requirement or GAAP); (vi) developments with respect to products and/or research programs that are in the Company’s existing pipeline and/or business plan as of the date of this Agreement; and (vii) any event, occurrence, circumstance or other matter to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company (or refrained to be taken by the Company) pursuant to the Agreement or the consummation of the Transactions; it being understood that the exceptions in clauses “(ii)” and “(iii)” of this definition shall not prevent the underlying cause of any such change, decline, failure or result referred to therein from being taken into account in determining whether there has been a Change in Circumstance.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(viii) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Commercial Software. “Commercial Software” means any non-customized, commonly available or “off the shelf” software licensed to the Company that (a) is so licensed solely in executable or object code form pursuant to a perpetual, paid-up royalty free and transferable license, (b) is not incorporated into, or used in the development, manufacturing, hosting, processing or distribution of, any Key Products, (c) is generally available to be licensed by any Person, in the quantities licensed by the Company and for the same usage and license restrictions applicable to the Company, on standard terms for more than $1 and less than $1,000 per copy, and (d) was licensed by the Company for more than $1 and less than $1,000 per copy for the Company’s and its Representatives’ use for the Company’s enterprise.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each current and former officer or other employee, or individual who is or was at any time an independent contractor, consultant or director, of or to the Company.

Company Board. “Company Board” is defined in Recital C of the Agreement.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.4(d) of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which the Company is a party or by which the Company is otherwise legally bound.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(h) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company and (b) any Company Associate.

Company Equity Award. “Company Equity Award” shall mean Company Options and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Shares.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 1999 Equity Incentive Plan, Amended and Restated 2004 Equity Incentive Plan and 2013 Equity Incentive Plan.

Company IP. “Company IP” shall mean all Intellectual Property Rights (a) that are owned or purported to be owned by the Company or (b) as to which the Company has been granted an exclusive license.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which the Company leases or subleases real property from another Person.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” is defined in Section 6.4 of the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

Data Security Requirements. “Data Security Requirements” shall mean all of the following to the extent relating to data treatment of personal data (including the access, collection, storage, transfer, processing, sharing, and use of data) or otherwise relating to privacy, security, data protection or data breach notification requirements: applicable Legal Requirements, industry standards applicable to the industry in which the Company operates, Contracts into which the

Company has entered or by which it is otherwise bound, and the Company’s own rules, policies, and procedures and any other rules, policies, or procedures by which Company is bound or to which Company has committed.

Depository Agent. “Depository Agent” is defined in Section 2.6(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company or with respect to which the Company has any liability, including any Company Employee Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest, easement, encroachment, conditional sale, title retention or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or other security arrangement, adverse claim of ownership or use, right of way or other title defect.

End Date. “End Date” is defined in Section 8.1(e) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” means the Company’s 2004 Employee Stock Purchase Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FCPA. “FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

FD&C Act. “FD&C Act” is defined in Section 3.12(a) of the Agreement.

Flavor Regulatory Agencies. “Flavor Regulatory Agencies” is defined in Section 3.12(a) of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) approval, consent, permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, international, multinational, supranational or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

HSR Filing Event. “HSR Filing Event” is defined in Section 6.2(c) of the Agreement.

In-bound License. “In-bound License” is defined in Section 3.8(f) of the Agreement.

Indebtedness. “Indebtedness” shall mean all liabilities or other obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company in respect of (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), bank guarantees, surety bonds and similar instruments, regardless of whether drawn upon, including the principal, interest and fees owing thereon, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business consistent with past practice), (e) all obligations in respect of leases required to be capitalized under GAAP, (f) any securitization transaction, (g) net obligations of any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate, currency or commodity hedging arrangements or (h) any guaranty of any such obligations described in clauses “(a)” through “(g)” of any Person other than the Company (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.5(b) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, brand names, trade names and other source identifiers, domain names and URLs, web addresses, web pages, websites and related content, accounts with social media companies and other online service providers and the user names and content found thereon and related thereto and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights, research and development information, technology and business plans; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, any patents resulting from any post-grant proceedings involving any of the foregoing and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, renewal, reexamination, extension, application, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past, present or future infringement, misuse, misappropriation, dilution or violation anywhere in the world.

IRS. “IRS” shall mean the Internal Revenue Service.

JECFA. “JECFA” is defined in Section 3.12(a) of the Agreement.

Key Products. “Key Products” shall mean the products set forth on Part A-1 of the Company Disclosure Schedule.

Knowledge. “Knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of the employees, consultants or independent contractors of the Entity with the administrative or operational responsibility for such matter in question. With respect to the Company, the executive officers shall include the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Commercial Development Officer.

Leased Real Property. “Leased Real Property” is defined in Section 3.7 of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or The NASDAQ Global Market).

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company, taken as a whole, if such event, occurrence, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in the Agreement) (a) has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company, taken as a whole or (b) has prevented or materially delayed, or could reasonably be expected to prevent or materially delay, the consummation by the Company of the Offer or the Merger; provided, however, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect on the Company: (i) any change in the market price or trading volume of the Company’s Common Stock; (ii) any event, occurrence, circumstance or other matter to the extent directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.25 (Non-Contravention; Consents) and any other representation or warranty addressing the effect of the execution, delivery and performance of this Agreement or the consummation of the Transactions); (iii) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect to the extent arising directly or indirectly from fluctuations in the value of any currency, except to the extent that the Company is adversely affected disproportionately relative to the other participants in the industries in which the Company operates or the economy generally, as applicable; (v) any event, circumstance, change or effect to the extent arising directly or indirectly from any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Company relative to other participants in the industries in which the Company operates or the economy generally, as applicable; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (vii) any adverse effect to the extent arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company; (viii) any event, occurrence, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; (ix) any event, occurrence, circumstance, change or effect to the extent arising directly or indirectly from or otherwise directly relating to any change in any Legal Requirement or GAAP (or authoritative interpretations of any Legal Requirement or GAAP), except to the extent that the Company is adversely affected disproportionately relative to the other participants in the industries in which the Company operates or the economy generally, as applicable (x) any matters disclosed in Part 3.5(b)(3) of the Company Disclosure Schedule; or (xi) any event, occurrence, circumstance, change or effect resulting or arising from (a) delays in the GRAS determination for the Company’s siratose product or (b) the submission by a pharmaceutical company of a drug master file with the FDA for the Company’s BB68 product, provided that the information provided by the Company to such pharmaceutical company is accurate; it being understood that the exceptions in clauses “(i)” and “(vi)” of this definition shall not prevent the underlying cause of any such decline, failure or result referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(xi)”) of this definition) from being taken into account in determining whether there has been, or could be reasonably be expected to be, a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

NASDAQ. “NASDAQ” shall mean the NASDAQ Global Market.

Off-the-Shelf Software. “Off-the-Shelf Software” means any Commercial Software that the Company licenses for use in its business, in any individual case, under a license with a maximum payment obligation on the part of the Company of less than $10,000.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Option Consideration. “Option Consideration” is defined in Section 2.8(a) of the Agreement.

Out-bound License. “Out-bound License” is defined in Section 3.8(f) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent or materially delay the ability of Parent or Purchaser to consummate the Transactions.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(b) of the Agreement.

Parties. “Parties” shall mean Parent, Purchaser and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of intellectual property, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any In-bound License and any Out-bound License (without giving effect to any of the exclusions in the definitions of In-bound License and Out-bound License) and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Product. “Product” is defined in Section 3.21(a) of the Agreement.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Reference Date. “Reference Date” shall mean the last Business Day prior to the date of this Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

Schedule TO. “Schedule TO” is defined in Section 1.1(e) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares. “Shares” is defined in Recital A of the Agreement.

Significant Customer. “Significant Customer” is defined in Section 3.20 of the Agreement.

Significant Supplier. “Significant Supplier” is defined in Section 3.20 of the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f) of the Agreement.

Stockholder List Date. “Stockholder List Date” is defined in Section 1.2(b) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that did not result from or arise in connection with a material breach of Section 5.3 of the Agreement and that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (after giving effect to any proposals made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “90%.”

Supplier Product. “Supplier Product” is defined in Section 3.21(a) of the Agreement.

Support Agreement. “Support Agreement” is defined in Recital F of the Agreement.

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL).

Tax. “Tax” shall mean any federal, state, local and foreign tax of any kind whatsoever, including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, excise, ad valorem, transfer, stamp, sales, use, property, unclaimed property, escheat, business, withholding or payroll taxes and other duties, imposts, fees, levies or assessments in the nature of a tax, and including any interest, penalty or addition thereto or in respect thereof, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, disclosure, estimate, claim for refund, schedule, notice, notification, form, election, supporting material, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, and including any attachment thereto and any amendment or supplement thereof.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement and the Support Agreement and (b) all of the transactions contemplated by this Agreement and/or the Support Agreement, including the Offer and the Merger.

Willful Breach. “Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in, or would be reasonably expected to result in, such breach.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SENOMYX, INC.

FIRST. The name of the corporation is Senomyx, Inc. (the “Corporation”).

SECOND. The registered office of the Corporation in the State of Delaware is to be located at 251 Little Falls Drive, Wilmington, Delaware 19808, in the County of New Castle. The registered agent of the Corporation at that address is the Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended or supplemented, the “General Corporation Law”).

FOURTH. The aggregate number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock with a par value of $.001 per share.

FIFTH. The Corporation shall have perpetual existence.

SIXTH. The personal liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent permitted under applicable law. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this Article Sixth shall be prospective and shall not adversely affect any rights under this Article Sixth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

SEVENTH. The directors of the Corporation shall have the power to make and to alter or amend the bylaws of the Corporation (as amended from time to time, the “Bylaws”); to fix the amount to be reserved as working capital; and to authorize and cause to be executed, mortgages and liens, without limit as to the amount, upon the property and franchise of the Corporation.

EIGHTH. The stockholders and directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the directors, except as otherwise required by the laws of the State of Delaware.

NINTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH. The election of directors need not be by ballot unless the Bylaws shall so require.

ELEVENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine.

* * * *

2

EXHIBIT C

SURVIVING CORPORATION BYLAWS

SECOND AMENDED AND RESTATED

BYLAWS

OF

SENOMYX, INC.

(a Delaware corporation)

Effective as of [                        ], 2018

SECOND AMENDED AND RESTATED

BYLAWS

OF

SENOMYX, INC.

ARTICLE I

OFFICES

Section 1.1 Offices. The registered office of Senomyx, Inc. (the “Corporation”) shall be in the State of Delaware. The Corporation may have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as may be necessary or convenient to the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time and at such place (if any), either within or without the State of Delaware, as shall be designated from time to time by the Board by resolution and stated in the notice of the meeting. At such annual meeting, the stockholders shall elect a Board and transact such other business as may properly be brought before the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

Section 2.2 Special Meetings. Special meetings of stockholders shall be held on such date, at such time and at such place (if any), either within or without the State of Delaware, as shall be designated from time to time by the Board by resolution and stated in the notice of the meeting. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), may be called by the Chairman of the Board, if any, or the President and shall be called by the President or Secretary at the request in writing of a majority of the members of the Board, or at the request in writing of the stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the particular meeting. Any such request shall state the purpose or purposes of the proposed meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.

Section 2.3 Notice of Meetings and Record Date.

(a) The Corporation shall give notice of any annual or special meeting of stockholders. Notices of meetings of the stockholders shall state the place, if any, date and time thereof, and the means of remote communication, if any, by which each stockholder and proxyholder may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice

1

shall be given to each stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days prior to the meeting.

(b) Notice to stockholders may be given by personal delivery, mail or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

(d) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

(e) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 or fewer than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Section 2.4 Presiding Officer. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or, if the Chairman of the Board is not present (or, if there is none), by the President, or, if the President is not present (or, if there is none), by such person who may have been chosen by the Board, or, if none of such persons is present, by a chairman to

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be chosen by the holders of a majority of the voting power of the shares of capital stock of the Corporation issued and outstanding and entitled to vote at the meeting and who are present in person or represented by proxy. The Secretary of the Corporation, or, if the Secretary is not present, an Assistant Secretary, or, if the Assistant Secretary is not present (or, if there is none), such person as may be chosen by the Board, shall act as secretary of meetings of stockholders, or, if none of such persons is present, the holders of a majority of the voting power of the shares of capital stock of the Corporation issued and outstanding and entitled to vote at the meeting and who are present in person or represented by proxy shall choose any person present to act as secretary of the meeting.

Section 2.5 Quorum; Adjournments. The holders of a majority of the aggregate voting power of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be necessary to, and shall constitute a quorum for, the transaction of business at all meetings of the stockholders, except as otherwise provided by law, by the Certificate of Incorporation of the Corporation or these Bylaws. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, until a quorum shall be present or represented. Even if a quorum shall be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time for good cause, without notice of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, until a date which is not more than 30 days after the date of the original meeting. At any such adjourned meeting, at which a quorum shall be present in person or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 2.6 Voting.

(a) At any meeting of stockholders, every stockholder having the right to vote shall be entitled to vote in person or by proxy. Except as otherwise provided by law or the Certificate of Incorporation, each stockholder of record shall be entitled to one vote for each share of capital stock having voting power and registered in such stockholder’s name on the books of the Corporation.

(b) Each person entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in

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law to support an irrevocable power. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted.

(c) All elections shall be determined by a plurality vote, and, except as otherwise provided by law or the Certificate of Incorporation, all other matters shall be determined by the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and voting on such other matters.

Section 2.7 Remote Communication. For the purposes of these Bylaws, if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.8 Action by Consent. Any action required or permitted by law or the Certificate of Incorporation to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present or represented by proxy and voted. A facsimile or electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.8, provided that any such facsimile or electronic transmission sets forth or is delivered with information from which the Corporation can determine that the facsimile or electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and the date on which such stockholder or proxyholder or authorized person or persons transmitted such facsimile or electronic transmission. The date on which such facsimile or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by facsimile or electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper shall be delivered to the Corporation by delivery to its principal place of business or an officer or agent of the Corporation having custody of the book in which the proceedings of meetings of stockholders are recorded, to the extent and in the manner provided by resolution of the Board. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could

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be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 3.1 General Powers; Number; Tenure.

(a) The business of the Corporation shall be managed by its Board, which may exercise all powers of the Corporation and perform all lawful acts and things that are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or performed by the stockholders or any class or classes or series thereof. The initial number of directors shall be three. Thereafter, except as may otherwise be provided in the Certificate of Incorporation, the number of directors shall be determined by the Board. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.2 hereof, and each director elected shall hold office until such director’s successor is elected and shall qualify. Directors need not be stockholders.

(b) The Board may designate a Chairman of the Board from among the members of the Board. The Chairman of the Board shall preside at all meetings of directors and stockholders. The Chairman of the Board shall serve for such term and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board. The Chairman of the Board, in such capacity, shall be an officer of the Corporation if designated as such by the Board.

(c) In the absence of a Chairman of the Board, meetings of the Board shall be presided over by the President, or in his or her absence by a presiding person chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the presiding person at the meeting may appoint any person present to act as secretary of the meeting.

Section 3.2 Vacancies. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, if any vacancies occur in the Board, or if any new directorships are created, they may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors shall resign from the Board, effective at a future date, a majority of directors then in office, including those who have resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. Each director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and shall qualify. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, at which meeting such vacancies shall be filled.

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Section 3.3 Removal; Resignation.

(a) Except as otherwise provided by law or the Certificate of Incorporation, any director, directors or the entire Board may be removed, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors.

(b) Any director may resign at any time by giving written notice to the Board, the Chairman of the Board, the President or the Secretary of the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Unless otherwise specified in such written notice, a resignation shall take effect upon delivery thereof to the Board or the designated officer. It shall not be necessary for a resignation to be accepted before it becomes effective.

Section 3.4 Organizational Meeting. The organizational meeting of each newly elected Board may be held, for the purpose of election of officers and consideration of such other business as the Board considers relevant to the management of the Corporation, immediately following the stockholders’ meeting at which such directors were elected without the necessity of notice to such directors or at such time and place as may be fixed by notice or a duly executed waiver of notice thereof.

Section 3.5 Regular Meetings. Regular meetings of the Board shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board, such determination to constitute the only notice of such regular meetings to which any director shall be entitled. In the absence of any such determination, such meetings shall be held, upon notice to each director in accordance with Section 3.7, at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board, if any, or in his or her absence by the President.

Section 3.6 Special Meetings. Special meetings of the Board shall be held at the call of the Chairman of the Board, if any, or in his or her absence by the President, at such times and places, within or without the State of Delaware, as he or she shall designate, upon notice to each director in accordance with Section 3.7. Special meetings shall be called by the Secretary on like notice at the written request of a majority of the directors then in office.

Section 3.7 Notice; Waiver of Notice.

(a) Notice of any regular (if required) or special meeting of the Board may be given by personal delivery, mail, courier service, facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than 24 hours’ notice to each director. If written notice is delivered by mail or courier service, then it shall be given on not less than three calendar days’ notice to each director. Notice of special meetings of the Board need not state the

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purpose thereof, except as otherwise expressly provided by law, the Certificate of Incorporation or these Bylaws. Any and all business may be transacted at a special meeting, unless otherwise indicated in the notice thereof or provided by law, the Certificate of Incorporation or these Bylaws.

(b) Notice of any meeting of the Board, or any committee thereof, need not be given to any member if waived by him or her in writing or by electronic transmission, whether before or after such meeting is held, or if he or she shall sign the minutes of such meeting or attend the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.

Section 3.8 Quorum; Adjournments. At all meetings of the Board and of each committee thereof, a majority of the total number of directors constituting the whole Board or such committee shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting of the Board or a committee thereof at which a quorum is present shall be the act of the Board or such committee, unless by express provision of applicable law, the Certificate of Incorporation, or these Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

Section 3.9 Committees. The Board, by a vote of a majority of the whole Board, may from time to time designate one or more committees, each committee to consist of one or more directors, with such lawfully delegable powers and duties as it thereby confers (including the power and authority to designate other committees of the Board); provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware, as amended (the “DGCL”) to be submitted to stockholders for approval or (ii) adopting, amending, or repealing any Bylaw of the Corporation. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of such absent or disqualified director.

Section 3.10 Committee Procedure.

(a) Except as otherwise determined by the Board or provided by these Bylaws, each committee shall adopt its own rules governing the time, place, and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board. Unless otherwise provided by these Bylaws or any such rules or

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resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 3.7 with respect to notices of meetings of the Board.

(b) Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.

(c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board at any meeting thereof. Any vacancy in any committee may be filled by the Board in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.

Section 3.11 Compensation. Directors shall be entitled to such compensation for their services as a director and to such reimbursement for any reasonable expenses incurred with respect to duties as a member of the Board or any committee thereof. The compensation of directors may be on such basis as is determined by the Board. Any director may waive compensation for any meeting. Any director receiving compensation under these provisions shall not be barred from serving the Corporation in any other capacity and receiving compensation and reimbursement for reasonable expenses for such other services.

Section 3.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee; provided, however, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.13 Meetings by Telephone or Similar Communications. Members of the Board, or any committee thereof, may participate in any meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

Section 4.1 Designations. The officers of the Corporation shall be chosen by the Board. The Board shall elect a President, a Secretary and a Treasurer, and may elect a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries and/or Assistant Treasurers, and other officers and agents as the Board shall deem necessary or appropriate and may designate a Chairman of the Board as an officer as permitted by Section 3.1(b) hereof. All officers of the Corporation shall exercise such powers and perform such duties as shall from time to time be determined by the Board. None of the officers of the Corporation needs to be a director of the Corporation. Any two or more offices may be held by the same

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person to the extent permitted by the DGCL and other applicable law, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 4.2 Term of Office; Removal. The Board at its annual meeting after each annual meeting of stockholders shall elect a President, a Secretary and a Treasurer. The Board may also elect a Chief Operating Officer, a Chief Medical Officer, a Chief Financial Officer, a Chief Scientific Officer, a Vice President or Vice Presidents, one or more Assistant Secretaries and/or Assistant Treasurers, and such other officers and agents as the Board shall deem necessary or appropriate. Each officer of the Corporation shall hold office at the pleasure of the Board, except as may otherwise be expressly provided in a contract of employment duly authorized by the Board. Any officer elected by the Board may be removed, with or without cause, at any time by the affirmative vote of a majority of the directors then in office. Such removal shall not prejudice the contract rights, if any, of the person so removed. Any vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term by the Board.

Section 4.3 The President. The President shall serve as the chief executive officer of the Corporation and have general management, direction and control of the business and affairs of the Corporation, subject to the direction of the Board. The President shall preside, if no Chairman of the Board shall be designated, at all meetings of the Board. Unless otherwise directed by the Board from time to time, the President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

Section 4.4 The Chief Operating Officer. The Chief Operating Officer shall be the chief operating officer of the Corporation and shall have such powers and perform such duties as may from time to time be assigned to the Chief Operating Officer by the President or the Board. If no Chief Operating Officer shall be designated and then be serving, the President shall be the chief operating officer of the Corporation, and, as such, shall have the functions, authority and duties provided for the Chief Operating Officer.

Section 4.5 The Vice Presidents. The Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated, or in the absence of any designation, in the order of their election), shall, in the absence of the President or in the event of his or her disability, perform the duties and exercise the powers of the President and shall generally assist the President and perform such other duties and have such other powers as may from time to time be assigned by the President or the Board.

Section 4.6 The Secretary. The Secretary shall attend meetings of the Board and of stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the committees, if requested by the Board or any such committee. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board, and shall perform such other duties as may from time to time be prescribed by the Board or the President, under whose supervision the Secretary shall act. The Secretary shall have custody of the seal of the Corporation, and the Secretary, or

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an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and, when so affixed, the seal may be attested by the signature of the Secretary or of an Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by such officer’s signature.

Section 4.7 The Assistant Secretary. The Assistant Secretary, if any (or in the event there be more than one, the Assistant Secretaries in the order designated, or in the absence of any designation, in the order of their election), shall, in the absence of the Secretary or in the event of his or her disability, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board.

Section 4.8 The Treasurer. The Treasurer shall have the custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may from time to time be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at regular meetings of the Board, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 4.9 The Assistant Treasurer. The Assistant Treasurer, if any (or in the event there shall be more than one, the Assistant Treasurers in the order designated, or in the absence of any designation, in the order of their election), shall, in the absence of the Treasurer or in the event of his or her disability, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification of Directors and Officers. The Corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any Proceeding (as defined below) (or part thereof) initiated by a director or officer unless (a) such indemnification is expressly required to be made by law, (b) the Proceeding was authorized by the Board, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (d) such indemnification is required to be made under Section 5.4.

Section 5.2 Indemnification of Employees and Other Agents. The Corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board shall have the power to delegate the determination of whether

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indemnification shall be given to any such person to such officers or other persons as the Board shall determine.

Section 5.3 Expenses.

(a) The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all Expenses incurred by any director or officer in connection with such Proceeding; provided, however, that, if the DGCL requires, an advancement of Expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of a written undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such Expenses under this Article V or otherwise.

(b) Notwithstanding the foregoing, unless otherwise determined pursuant to Section 5.5, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 5.4 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under these Bylaws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Article V to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the Expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any Proceeding by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad

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faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that such person’s conduct was lawful. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of Expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of Expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article V shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, provision of these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 5.6 Survival of Rights. The rights conferred on any person by this Article V shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5.7 Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article V.

Section 5.8 Amendments. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the Corporation.

Section 5.9 Saving Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article V that shall not have been invalidated, or by any other applicable law. If this Article V shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

Section 5.10 Certain Definitions. For purposes of this Article V, the following definitions shall apply:

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(a) The term “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such individual would have with respect to such constituent corporation if its separate existence had continued.

(b) The term “Expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

(c) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(d) References to a “director,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article V.

ARTICLE VI

AFFILIATED TRANSACTIONS AND INTERESTED DIRECTORS

Section 6.1 Affiliated Transactions. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

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(a) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

Section 6.2 Determining Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee thereof which authorizes the contract or transaction.

ARTICLE VII

STOCK CERTIFICATES

Section 7.1 Form; Signatures.

(a) Shares of any or all of the Corporation’s classes or series of capital stock may be evidenced by certificates for shares of stock, in such form as the Board may from time to time prescribe, or may be issued in uncertificated form. The issuance of shares in uncertificated form shall not affect shares already represented by a certificate until the certificate is surrendered to the Corporation. Except as expressly provided by law, there shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates. The Corporation shall issue to any holder who so requests a share certificate representing shares registered in the holder’s name, signed by the Chairman of the Board or the President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, exhibiting the number and class (and series, if any) of shares owned by such stockholder, and bearing the seal of the Corporation. Such signatures and seal may be facsimiles. In case any officer who has signed, or whose facsimile signature was placed on, a certificate shall have ceased to be such officer before such certificate is issued, it may nevertheless be issued by the Corporation with the same effect as if he or she were such officer at the date of its issue.

(b) All stock certificates representing shares of capital stock that are subject to restrictions on transfer or to other restrictions may have imprinted thereon such notation to such effect as may be determined by the Board.

Section 7.2 Transfers. Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate (if any) for the shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer; provided, however, that such succession, assignment, or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law, or contract. Thereupon, the

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Corporation shall issue a new certificate (if requested) to the person entitled thereto, cancel the old certificate (if any), and record the transaction upon its books.

Section 7.3 Registered Stockholders.

(a) Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person who is registered on its books as the owner of shares of its capital stock to receive dividends or other distributions, to vote as such owner, and to hold liable for calls and assessments any person who is registered on its books as the owner of shares of its capital stock. The Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person.

(b) If a stockholder desires that notices and/or dividends shall be sent to a name or address other than the name or address appearing on the stock ledger maintained by the Corporation (or by the transfer agent or registrar, if any), such stockholder shall have the duty to notify the Corporation (or the transfer agent or registrar, if any) in writing, of such desire. Such written notice shall specify the alternate name or address to be used.

Section 7.4 Lost, Stolen or Destroyed Certificates. The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation which is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum, or other security in such form, as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate claimed to have been lost, stolen or destroyed.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Books and Records.

(a) Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws, or the provisions of the DGCL.

(b) It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock ledger to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name. Nothing contained in this subsection (b) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list

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shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.

(c) Except to the extent otherwise required by law, the Certificate of Incorporation or these Bylaws, the Board shall determine from time to time whether and, if allowed, when and under what conditions and regulations the stock ledger, books, records, and accounts of the Corporation, or any of them, shall be open to inspection by the stockholders and the stockholders’ rights, if any, in respect thereof. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine the stock ledger, the books, records, or accounts of the Corporation.

Section 8.2 Voting Shares in Other Business Entities. The President or any other officer of the Corporation designated by the Board may vote any and all shares of stock or other equity interest held by the Corporation in any other corporation or other business entity, and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such stock or other equity interest.

Section 8.3 Record Date for Distributions and Other Actions. So that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board may fix a record date. Such record date shall not precede the date on which the resolution fixing such record date is adopted, and shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

Section 8.4 Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board from time to time by resolution shall determine.

Section 8.5 Gender/Number. As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

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Section 8.6 Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

Section 8.7 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be reproduced in paper form by such a recipient through an automated process.

Section 8.8 Amendment. Subject to Section 5.8, these Bylaws may be altered, amended, or repealed at any annual or regular meeting of the Board or at any special meeting of the Board if notice of the proposed alteration, amendment, or repeal be contained in written notice of such special meeting, or at any meeting of the stockholders of the Corporation.

Section 8.9 Certificate of Incorporation. Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

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ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(g)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(g)” below shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned Subsidiaries (including Purchaser), would represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company set forth in Section 3.1(a) and 3.1(b) (in each case, with respect to the first sentence only) (Due Organization; Subsidiaries, Etc.), Section 3.3(a), (c) (first sentence only) and (d) (Capitalization, Etc.), Section 3.22 (Authority; Binding Nature of Agreement), Section 3.24 (Merger Approval), Section 3.26 (Opinion of Financial Advisor) (first two sentences only) and Section 3.27 (Financial Advisors) (collectively, the “Specified Representations”) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except where the failure to be so true and accurate in all respects has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $250,000; and (ii) the representations and warranties of the Company set forth in the Agreement (other than the Specified Representations) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) in the case of clause (ii), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (except in the case of any Company Disclosure Schedule requiring lists of “material” items as of the date hereof), (B) in the case of clauses (b)(i) and (b)(ii), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) in the case of clauses (b)(i) and (b)(ii), the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act, if an HSR Filing Event has occurred, shall have been obtained, shall have been received or shall have terminated or expired, as the case may be;

(e) Parent and the Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b)” and “(c)” of this Annex I have been duly satisfied;

(f) there shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause “(f)” unless they shall have taken all actions required under this Agreement to have any such order lifted; and

(g) this Agreement shall not have been terminated in accordance with its terms.